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                                                                      EXHIBIT 12

UNITED STATES CELLULAR CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
FOR THE YEAR ENDED DECEMBER 31, 2001
(DOLLARS IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
EARNINGS:
     Income from continuing operations before income taxes                  $338,293
       Add (Deduct):
         Earnings on equity method                                           (41,934)
         Distributions from minority subsidiaries                             14,813
         Minority share of income from majority-owned
             subsidiaries                                                     10,429
                                                                           ----------

                                                                            $321,601
       Add fixed charges:
         Consolidated interest expense                                        34,382
         Deferred debt amortization expense                                      782
         Interest portion (1/3) of consolidated rent expense                  11,808
                                                                           ----------

                                                                            $368,573

FIXED CHARGES:
     Consolidated interest expense                                            34,382
     Deferred debt amortization expense                                          782
     Interest portion (1/3) of consolidated rent expense                      11,808
                                                                           ----------

                                                                             $46,972

RATIO OF EARNINGS TO FIXED CHARGES                                              7.85
                                                                           ==========


     Tax-effected preferred dividends                                       $    124
     Fixed charges                                                            46,972
                                                                           ----------

             Fixed charges and preferred dividends                           $47,096

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS                      7.83
                                                                           ==========

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